Exhibit 99.4

The merger is subject to disclosure requirements of Greece, which are different from those of the United States.  Financial statements and financial information included in the documents provided to shareholders, if any, have been prepared in accordance with accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Greece, and some or all of its officers and directors may be residents of a non-U.S. country.  You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

SUMMARY OF THE DRAFT MERGER AGREEMENT
of «ALPHA BANK A.E. »
by absorption
of «EFG Eurobank Ergasias S.A.»

It is announced that on 20 September 2011 «ALPHA BANK A.E.» (hereinafter «ALPHA BANK»), with registered office in Athens (40 Stadiou Str.), registered in the Registry of Societes Anonymes with number 6066/06/B/86/05, and «EFG Eurobank Ergasias S.A.» (hereinafter «EUROBANK»), with registered office in Athens (8 Othonos Str.), registered in the Registry of Societes Anonymes with number 6068/06/B/86/07, signed a Draft Merger Agreement. This draft, after having been reviewed by respective audit companies, according to art. 16 par. 5 of l.2515/1997, was subject to the publicity formalities of article 7b of c.l. 2190/1920 on September 22, 2011, with its registration in the Registry of Societes Anonymes of the Ministry of Development, Competitiveness and Shipping (hereinafter «Ministry») and the publication of the relevant announcements in the Government Gazette.

The main terms of the Draft Merger Agreement are the following:

1.
The merger of the above two banks will be effected with the absorption of EUROBANK by ALPHA BANK, in accordance with the provisions of article 16 of l.2515/1997 and articles 68 par. 2, 69-70 and 72-77a of c.l.2190/1920.

2.
According to article 16, par. 5 of l.2515/1997, the merger will be effected by consolidating the assets and liabilities of the two merging banks, on the basis of the merger balance sheets of each bank of December 31, 2010, and thereafter formed. The above assets and liabilities will be transferred to the balance sheet of ALPHA BANK at the completion of the merger.

3.
The merger shall be completed, following approval by the Bank of Greece, with the registration of the approving decision of the Ministry in the Registry of Societes Anonymes, at which time EUROBANK will be dissolved without liquidation, while ALPHA BANK will substitute EUROBANK in all of its rights and obligations (including any administrative permits issued on behalf of EUROBANK), thus acting as a universal successor of the latter. The activities of EUROBANK carried out from January 1st 2011 onwards shall be regarded, from an accounting point of view, as effected on behalf of ALPHA BANK and the corresponding amounts shall be transferred to the accounting records of the latter with a single journal entry, at the completion of the merger.

4.
The share capital of ALPHA BANK following the merger, will be equal to the sum of the share capitals of the merging banks, after the deduction of the total nominal value of EUROBANK shares held by ALPHA BANK (which, in accordance with the law, will be canceled and will not be exchanged with ALPHA BANK shares after the merger), plus capitalization of part of ALPHA BANK’s share premium account, with simultaneous modification of the nominal value of the share from €0.30 to €1.50. At the same time, ALPHA BANK shall issue 345,500,000, paper-based and redeemable preferred shares, without voting rights, of nominal value of €2.75 each, to replace, at a ratio 1 to 1, an equal number of paper-based and redeemable preferred shares, without voting rights, issued by EUROBANK (in accordance with Article 1 of Law 3723/2008) and owned by the Greek State.

Following the above, ALPHA BANK’s share capital (after the completion of the merger) will amount to €3,282,067,073.00 and will be divided into 1,473,461,382 shares, out of which:

	a)	927,961,382 ordinary shares with voting rights, of a nominal value of €1.50 each and

	b)	545,500,000 preferred shares, without voting rights, issued under l.3723/2008, out of which

		i.	200,000,000 of a nominal value of €4.70 each and

		ii.	345,500,000 of a nominal value of €2.75 each

5.
The exchange ratio of the existing ordinary shares of ALPHA BANK and EUROBANK (“Old Ordinary Shares”) with the new (post-merger) ALPHA BANK ordinary shares (“New Ordinary Shares”) was determined after taking into consideration the proportion of each bank over both banks’ total value and was deemed fair and reasonable, as follows:

	a)	Each one (1) of the Old Ordinary Shares of ALPHA BANK will correspond to one (1) New Ordinary Share of ALPHA BANK.

	b)	Seven (7) of the Old Ordinary Shares of EUROBANK will correspond to five (5) New Ordinary Shares of ALPHA BANK.

6.
Any fractional rights do not create the right to receive a share fraction. Fractional shares will be added up in order to create a whole number of shares which will be liquidated and the proceeds from the sale will be distributed to the beneficiary shareholders.

7.
From the day of the completion of the merger ALPHA BANK will undertake the necessary actions in order to make the registration of the New Ordinary Shares to the beneficiaries’ accounts. Concurrently, the sole (multiple) title of the preferred shares issued by EUROBANK, in accordance with Article 1 of Law 3723/2008, and owned by the Greek State, will be replaced within a reasonable time by a new (multiple) preferred shares’ title to be issued by ALPHA BANK and delivered to the Greek State in replacement of the previous, which will be canceled.

8.	All EUROBANK’s ordinary shareholders will participate in the distribution of any profits of ALPHA BANK for the financial year 2011 onwards.

9.	In EUROBANK there are no shareholders with special rights nor holders of other titles except shares, with the following exceptions:

a)
The Greek State participates in the share capital of EUROBANK with the amount of €950,125,000 corresponding to 345,500,000 paper-based and redeemable preferred shares without voting rights, of a nominal value of €2.75 each, which were issued according to art. 1 of l.3723/2008. ALPHA BANK will retain all privileges and rights of the Greek State, as owner of the above preferred shares.

b)
Apart the above, there are now, and in the future may arise, (more) holders of convertible bonds, issued by virtue of the decision of the General Meeting of EUROBANK on 30.6.2009, redeemable and convertible (after five years from issuance) into ordinary shares of EUROBANK, of a total nominal amount up to €500,000,000 out of which an amount of €400,100,000 has been issued and distributed to date. By virtue of the decision of the General Meeting of EUROBANK on 11.7.2011, – subject to the pending approval by the meeting of preferred shareholders– the total amount of this bond was increased by €100,000,000 (provided that the number of ordinary shares resulting from any conversion of the bonds to be issued after 11.7.2011 will not exceed 10% of the total number of EUROBANK’s ordinary shares at the time of the bond’s issuance), its terms were amended and the Board was authorized to resolve upon the specific issuance terms of the new convertible bonds. Upon completion of the merger, ALPHA BANK will substitute EUROBANK in the rights and obligations arising from the above bond (pursuant to article 75 of c.l.2190/1920).

The 2nd Extraordinary General Meeting of ALPHA BANK of July 15, 2011 approved the issue and – foregoing pre-emption rights of existing shareholders – placement, after receiving the pending approval of the preferred shareholders, of a convertible bond amounting up to €345,106,734.56. The amount and other conditions of this bond may be modified pursuant to a decision of an upcoming General Meeting of shareholders of ALPHA BANK, which will be held to resolve (among other items) on the approval of the Merger.

The 2nd Extraordinary General Meeting of ALPHA BANK of July 15, 2011 resolved upon a share capital increase in cash up to the amount of €2,511,067,345.60, with pre-emption rights in favour of existing shareholders, and the corresponding amendment of the Articles of Association, which has been submitted for approval to the Ministry and its approval is pending. As regards the above approval, the decision on the share capital increase will be suspended until the end of the merger process, whereas the decision on the subsequent amendment of article 5 of the Articles of Association will be postponed to a date which, the General Meeting of ALPHA BANK to be convened for the purposes of the merger, will resolve upon.

10.
There are no special advantages under the merger, or under the Articles of Association, or otherwise, for members of the Board of Directors and the statutory auditors of the merging banks, with the following exception: Members of the Board and part of EUROBANK and its affiliates’ staff have options to purchase ordinary shares of EUROBANK (Stock Options), under a related program approved by a decision of the General Meeting of EUROBANK (of 17.4.2006 and 11.21.2007), which they are entitled to exercise (in whole or in part) within the years 2011 up to 2014.

This announcement is made in accordance with art. 70, par. 1 of c.l. 2190/1920. It is also mentioned that each of the merging banks will comply, timely and properly, with the formalities of art. 73 of c.l. 2190/1920.

Athens, September 22, 2011

The Boards of Directors of the merging banks

«ALPHA BANK A.E. »
and
«EFG Eurobank Ergasias S.A.»